Exhibit 10.27
                                        May 15, 2006
Mark R. Kent
1135 Palomar Drive
Redwood City, CA 94062
     Re: Separation Benefits and Release Agreement
Dear Mark:
     This letter (this “Agreement”) confirms the agreement between you (“you” or the “Employee”) and Transmeta Corporation (the “Company” or “Transmeta”) concerning the terms of your separation, including your compensation for your undertaking of certain responsibilities and your release of claims, as follows:
     1. Separation Date: You and the Company agree that your regular employment with the Company terminated as of and effective May 15, 2006 (the “Separation Date”). You hereby resign as the Company’s chief financial officer and any other offices, if any, that you hold in the Company or any of its subsidiaries. The Company agrees to provide you with certain consideration in exchange for your release of claims and other covenants as set out herein.
     2. Payment of Final Wages: You acknowledge that Transmeta has provided you with a final paycheck for all wages, salary, bonuses, accrued vacation and any similar payments due you from Transmeta as of the Separation Date.
     3. Additional Performance Payment: In addition to your final pay check, Transmeta will pay you an additional cash performance payment of $50,000. Transmeta will make this payment in one lump sum payment within 90 days after the Separation Date; provided that you have signed and returned this Agreement, and have returned to Transmeta all Transmeta property and Proprietary Information in accordance with Section 7.
     4. Additional Health Benefits: Pursuant to the provisions of COBRA, the Company will continue to pay for your present election of group health benefits for you and your dependents until you find employment providing comparable health benefits, or through and including August 15, 2006, whichever occurs first. Following such period you will be entitled to continue your group coverage under COBRA, but you must do so at your own expense.
     5. Acknowledgment of Consideration: You acknowledge that the various payments described above in paragraphs 2, 3, and 4 will fully satisfy Transmeta’s obligations for salary and benefits owed to you by reason of your employment with Transmeta, and also constitute valuable consideration for your undertaking of responsibilities and release of claims under this Agreement.
Transmeta Corporation ▼ 3990 Freedom Circle ▼ Santa Clara, California 95054 ▼ Ph: 408.919.3000 ▼ Fax: 408.919.6540

Mark R. Kent
May 15, 2006

     6. Consulting Agreement. The Company agrees to engage you, and you agree to serve the Company, as a consultant following the Separation Date under the terms and conditions of the Consulting Agreement attached as Exhibit A to this Agreement (the “Consulting Agreement”). The Consulting Agreement will be effective as of the Separation Date.
     7. Transmeta Property and Proprietary Information: You acknowledge that you are bound by and will comply with your Agreement Regarding Proprietary Information & Inventions with Transmeta, attached hereto as Exhibit B (the “Confidentiality Agreement”). You confirm that you have not taken from Transmeta, or have otherwise returned to Transmeta, all documents, data, equipment and things that constitute Transmeta property or Proprietary Information (as defined in the Confidentiality Agreement) except for such Proprietary Information as you may reasonably need to perform your obligations under the Consulting Agreement, including all notebook computer document and data files. Transmeta expressly reserves all legal rights relating to its Proprietary Information or other property. It is anticipated that you will have continued use of your Transmeta notebook computer and continued access to the Transmeta email system in order for you to provide services under the Consulting Agreement, and that you will return the notebook computer and any Transmeta Proprietary Information to the Company on or promptly after the end of the term of the Consulting Agreement, unless otherwise agreed by you and the Company.
     8. Release of Claims: The payments and promises set forth in this Agreement are in full satisfaction of all accrued salary, vacation pay, bonus pay, termination benefits, stock options or other compensation to which you may be entitled by virtue of your employment with Transmeta, including your separation from Transmeta, except for compensation to be paid to you under the Consulting Agreement. You hereby release and waive any other claims you may have against Transmeta and its agents, officers, employees, directors, subsidiaries, affiliates, successors and assigns (collectively “Releasees”), whether known or not known, including, without limitation, claims under any employment laws, including, but not limited to, claims of unlawful discharge, breach of contract, fraud, physical injury, emotional distress, claims under Title VII of the 1964 Civil Rights Act, as amended, the California Fair Employment and Housing Act and any other laws and/or regulations relating to employment or employment discrimination, including, without limitation, claims based on age or under the Age Discrimination in Employment Act as amended by the Older Workers Benefit Protection Act. Notwithstanding anything to the contrary in this Agreement, the release and waiver in this Section 8 does not extend to releasing the Company from any responsibilities, or liability the Company may incur, through a breach of this Agreement, the Consulting Agreement or the Indemnity Agreement (as defined below in Section 9), and you retain all rights and claims with respect to any such breach.
     You represent and warrant that you have not sold, assigned, transferred, or otherwise disposed of any claim relating to any matter covered by this section, and agree to indemnify and hold harmless the Releasees from any claim which may be based upon or which may arise out of or in connection with any such sale, assignment, transfer, or disposal.
Transmeta Corporation ▼ 3990 Freedom Circle ▼ Santa Clara, California 95054 ▼ Ph: 408.919.3000 ▼ Fax: 408.919.6540

Mark R. Kent
May 15, 2006

     By signing below, you expressly waive any benefits of Section 1542 of the Civil Code of the State of California, which provides as follows:
“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.”
     9. Indemnity: Notwithstanding the foregoing, the release and waiver in Section 9 shall not extend to or waive any rights to or claims for indemnification or contribution, including associated expenses and attorneys fees and the advancement of either of the foregoing, that you currently have or may in the future have under any of the following: the Articles of Incorporation or By-Laws of Transmeta, any applicable insurance policy, or that certain Indemnity Agreement between you and the Company dated as of September 7, 2004 (the “Indemnity Agreement”).
     10. Cooperation. As a former financial manager of Transmeta, you agree to assist Transmeta, upon reasonable request and subject to reasonable accommodation of your personal and business schedule, in connection with any pending or future dispute, litigation, arbitration or similar proceeding or investigation (“Dispute”) or any regulatory request involving Transmeta or any of its officers or directors, provided that such Dispute or regulatory request relates to a matter of which you had knowledge or for which you were responsible prior to May 15, 2006, and that such request for assistance is neither unduly burdensome nor unreasonable. Transmeta shall promptly reimburse you for, or promptly advance to you, all costs and expenses that you reasonably incur in connection with rendering assistance to Transmeta or any of its officers or directors in connection with any such Dispute or regulatory request, including without limitation reasonable fees of separate counsel for you upon reasonable determination that the matter is of such nature that you should have separate representation.
     11. No Admission of Liability: This Agreement is not and shall not be construed or contended by you to be an admission or evidence of any wrongdoing or liability on the part of Transmeta or any of the Releasees. This Agreement shall be afforded the maximum protection allowable under California Evidence Code Section 1152 and any other state or Federal provisions of similar effect.
     12. Nondisparagement: You agree that you will not disparage Transmeta or its products, technologies, agents, directors, officers, or employees.
     13. Entire Agreement: This Agreement constitutes the entire agreement between you and Releasees with respect to the subject matter hereof and supersedes all prior negotiations and agreements, whether written or oral, relating to such subject matter other than (a) the Consulting Agreement, (b) the Confidentiality Agreement, (c) the Indemnity Agreement and (d) your stock option agreements dated September 7, 2004 and May 9, 2005, all of which agreements (a)-(d) continue to operate in accordance with their respective terms. It is expressly agreed that this Agreement may not be altered, amended, modified, or otherwise changed in any respect except
Transmeta Corporation ▼ 3990 Freedom Circle ▼ Santa Clara, California 95054 ▼ Ph: 408.919.3000 ▼ Fax: 408.919.6540

Mark R. Kent
May 15, 2006

by another written agreement that specifically refers to this Agreement, executed by authorized representatives of each of the parties to this Agreement.
     14. Review of Agreement: You affirm that that you have been advised by Transmeta to consult with an attorney of your choice concerning the terms and conditions set forth herein; that you have been given at least twenty-one (21) days within which to consider the release and waiver in Section 8 of this Agreement and its consequences; that you have seven (7) days after the date of your signature on this Agreement to revoke and cancel this Agreement by written notice to Transmeta; and that this Agreement shall not become effective or enforceable until the eighth day following its execution.
     This offer of separation compensation in exchange for a release of claims will expire at 5:00 p.m. (PDT) on Monday, June 5, 2006.
     If you agree to abide by the terms outlined in this letter, please sign the attached copy and return it to me.

Very truly yours,

TRANSMETA CORPORATION

	By:	/s/ John O’Hara Horsley
John O’Hara Horsley
Executive Vice President,
General Counsel & Secretary

READ, UNDERSTOOD AND AGREED

Date: 5/19/06		/s/ Mark R. Kent
Mark R. Kent
Attachment A: Consulting Agreement
Attachment B: Agreement Regarding Proprietary Information & Inventions
Transmeta Corporation ▼ 3990 Freedom Circle ▼ Santa Clara, California 95054 ▼ Ph: 408.919.3000 ▼ Fax: 408.919.6540

CONSULTING AGREEMENT
     This Consulting Agreement (“Agreement”) is entered into as of May 15, 2006, by and between Mark R. Kent (“Kent” or the “Consultant”) and Transmeta Corporation, a Delaware corporation (“Transmeta” or the “Company”) (each a “Party” and, collectively, the “Parties”).
RECITALS
     WHEREAS, Kent served as the Company’s Chief Financial Officer from September 7, 2004 to May 15, 2006; and
     WHEREAS, the Company now desires to engage the services of Kent as a financial consultant for a transitional period, and Kent is willing to render, and to hold himself available to render, consulting services to the Company during such a transitional period upon the terms and conditions set forth herein.
AGREEMENT
     NOW, THEREFORE, in consideration of the mutual promises set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
     1. Services. For the term of this Agreement, Kent shall serve as a consultant to the Company, and shall be available to perform, and shall perform, for the Company financial consulting services as reasonably requested, and solely as directed, by the Company’s President and Chief Executive Officer. Kent shall personally perform any and all of the consulting services provided for in this Agreement.
     2. Term and Termination. The term of this Agreement shall be for three months and shall terminate as of August 15, 2006, unless extended by mutual written agreement of the Parties (the “Termination Date”).
     3. Compensation. In consideration for Kent’s performance of financial consulting services described in paragraph 1, the Company shall pay Kent at the rate of $22,083.33 per month for the term of this Agreement, beginning with the pay period commencing on or about May 15, 2006. In addition, the Company stock options previously granted to Kent on September 7, 2004 and May 9, 2005 will continue to vest in accordance with their terms through and until the Termination Date of this Agreement, and shall be otherwise subject to the provisions of the original option grant agreements, including provisions requiring exercise of vested stock options within three months after the Termination Date. The Company acknowledges that the compensation for financial consulting services provided for in this Paragraph 2 shall be in addition to the $50,000 payment to which Kent is entitled pursuant to that certain Separation and Release Agreement between the Parties dated May 15, 2006 and entered into concurrently herewith (the “Separation Agreement”).

     4. Expenses. The Company shall reimburse Consultant for reasonable expenses incurred in his performance of financial consulting services pursuant to this Agreement in accordance with the Company’s policies. Consultant shall submit to the Company records of such expenses.
     5. Equipment and Support. Consultant shall have the continued use of a Company-owned notebook computer and continued access to the Company’s email system during the term of this Agreement. Consultant will return the notebook computer and any other equipment and information belonging to the Company promptly after the termination of this Agreement, unless otherwise agreed.
     6. Relationship of the Parties. Kent’s consulting relationship to the Company will be that of an independent contractor. Nothing in this Agreement is intended or shall be construed to constitute Kent as, and Kent acknowledges that he is not, an employee of the Company. Kent acknowledges that his performance of financial consulting services pursuant to this Agreement will not entitle him to receive any vacation accrual or payments, or to participate in any of the Company’s employee benefits plans, arrangements, or distributions relating to any bonus, stock option, insurance or similar benefits provided for the Company’s employees, except for the compensation specifically described in paragraph 2 of this Agreement and the separation benefits specifically described in the Separation Agreement.
     7. Governing Law. This Agreement shall be construed in accordance with the laws of the State of California, without giving effect to the principles of conflict of laws.

CONSULTANT	TRANSMETA CORPORATION

/s/ Mark R. Kent	/s/ Arthur L. Swift

Mark R. Kent	By Arthur L. Swift,
President and Chief Executive Officer

Date: 5/19/06	Date: 5/19/06